Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Fourth Quarter and Full-Year 2015 Financial Results;
Declares Quarterly Dividend
Indiana, PA, January 27, 2016 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the fourth quarter and full-year 2015.
Fourth Quarter 2015 Highlights
Franchise Growth

•
Completed the acquisition of Columbus, Ohio based First Community Bank on October 1st, and are actively adding corporate banking and full residential mortgage capability to leverage strong central Ohio demographics;

•
Excluding loans acquired through the First Community acquisition, generated organic loan growth from the prior quarter of 4.4% on an annualized basis, and organic growth in commercial loans of 8.2% on an annualized basis; and

•
Launched an initiative to realign the staffing and capabilities of First Commonwealth’s consumer businesses to reflect changes in consumer preferences, along with the need to provide clients with a range of financial solutions.   The one-time costs associated with this initiative are expected to pay for themselves in well under a year.

Net Income

•	Fourth quarter net income was $10.1 million or $0.11 diluted earnings per share. Net income was impacted by the following items:

◦	Net interest income increased by $1.6 million as compared to the prior quarter, primarily as a result of strong commercial loan growth and the acquisition of First Community Bank;

◦
Noninterest expense increased $2.9 million from the previous quarter, primarily due to a $2.1 million, or $0.02 diluted earnings per share, one-time severance charge for the realignment of our consumer businesses and $0.9 million, or $0.01 diluted earnings per share, of one-time expenses related to the First Community acquisition; and

◦
Provision for credit losses totaled $6.1 million, an increase of $1.5 million from the previous quarter and $3.6 million from the year ago quarter, due primarily to $5.4 million in specific reserves for two commercial credits, one of which is tied to the oil and gas industry.

“Although this quarter’s results were affected by several one-time expenses and deterioration in two commercial relationships, I am encouraged by the investments and progress we are making in our commercial and mortgage lending capabilities,” stated T. Michael Price, President and Chief Executive Officer. Additionally, I am pleased with our efforts to evolve our customer platform.  Our team is embracing the changes in consumer behavior as it relates to banking.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Years Ended
except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net income	$10,061	$12,414	$7,729	$50,143	$44,453
Earnings per common share (diluted)	$0.11	$0.14	$0.08	$0.56	$0.48
Return on average assets	0.61%	0.78%	0.48%	0.78%	0.71%
Return on average common equity	5.50%	6.86%	4.26%	6.98%	6.18%
Return on average tangible common equity	7.10%	8.87%	5.48%	9.03%	7.96%
Efficiency ratio	66.62%	63.83%	78.45%	64.67%	69.23%
Net interest margin (FTE)	3.26%	3.25%	3.22%	3.28%	3.27%
Financial Results Summary
For the three months ended December 31, 2015, net income was $10.1 million, or $0.11 diluted earnings per share, compared to net income of $12.4 million, or $0.14 diluted earnings per share, in the third quarter of 2015 and net income of $7.7 million, or $0.08 diluted earnings per share, in the fourth quarter of 2014. The decrease in net income compared to the third quarter of 2015 was a result of an increase in noninterest expense of $2.9 million, primarily related to one-time charges, and an increase of $1.5 million in the provision for credit losses, offset by a $1.6 million increase in net interest income. The increase in net income compared to the fourth quarter of 2014 was primarily driven by a decrease in noninterest expense of $4.2 million, an increase in net interest income of $2.2 million and a $2.2 million increase in noninterest income (excluding net securities gains (losses)), offset by an increase in the provision for credit losses of $3.6 million.

For the year ended December 31, 2015, net income improved to $50.1 million, an increase of 12.8%, as compared to $44.5 million for the year ended 2014. Diluted earnings per share improved to $0.56, an increase of 16.7%, as compared to $0.48 diluted earnings per share, for the comparable period in 2014. The increase in net income compared to 2014 was primarily the result of an increase in net interest income of $4.9 million, a decrease in noninterest expense of $7.3 million and a $1.2 million increase in noninterest income (excluding net securities gains (losses)), offset by an increase in the provision for credit losses of $3.8 million.

For the year ended December 31, 2015, return on average assets and return on average common equity were 0.78% and 6.98%, respectively, as compared to 0.71% and 6.18% in the same period of 2014. Return on average tangible common equity was 9.03% for the year ended 2015, as compared to 7.96% for the same period of 2014.

Net Interest Income and Net Interest Margin
Fourth quarter 2015 net interest income, on a fully taxable-equivalent basis, increased by $1.6 million to $49.2 million, as compared to $47.6 million in the third quarter of 2015. The increase from the previous quarter was primarily the result of growth of $133.3 million in average loan balances, which includes $60.2 million related to the First Community acquisition. The net interest margin, on a fully taxable-equivalent basis, increased one basis point from the previous quarter primarily due to a one basis point increase in the yield on interest-earning assets.
As compared to the fourth quarter of 2014, net interest income, on a fully taxable-equivalent basis, increased by $2.2 million. The increase in net interest income was due to a $254.2 million increase in average loan balances, which includes $60.2 million related to the First Community acquisition. The net interest margin, on a fully taxable-equivalent basis, increased four basis points from the year ago quarter primarily due to a two basis point decline in funding costs and a two basis point increase in the yield on interest-earning assets.
For the year ended December 31, 2015, net interest income, on a fully taxable-equivalent basis, increased $4.9 million to $191.9 million as compared to the same period of 2014. The increase in net interest income was a result of a $197.1 million increase in average loans (which includes the impact of $15.1 million related to the First Community acquisition), a seven basis point decrease in funding costs and a special FHLB dividend of $1.0 million, offset by a four basis point decline in the yield on interest-earning assets.
End of period loan balances increased $108.8 million from the prior quarter and $229.7 million from the year-ago quarter ending December 31, 2014, which includes $57.9 million related to the First Community acquisition.
Average deposits decreased $9.0 million in the fourth quarter of 2015 from the prior quarter, and $167.8 million from the year-ago quarter, including the addition of $89.9 million in deposits acquired as part of the First Community acquisition, due in part to the intentional runoff of higher-cost brokered time deposits in favor of more cost-effective short-term borrowings. Average brokered time deposits decreased by $58.5 million in the fourth quarter of 2015 compared to the prior quarter and $198.1 million from the year-ago quarter. As a result, average short-term borrowings increased $206.1 million from the prior quarter and $464.6 million over the year-ago period. Average noninterest-bearing demand deposits increased $31.8 million as compared to the prior quarter and $101.5 million from the year-ago quarter, which includes the addition of $11.6 million related to the First Community acquisition. Noninterest-bearing demand deposits currently comprise 26.6% of total deposits. Average interest-bearing demand and savings deposits increased $2.9 million from the prior quarter and $32.0 million from the year-ago period, which includes the addition of $36.1 million related to the First Community acquisition.
Credit Quality
The provision for credit losses totaled $6.1 million for the three months ended December 31, 2015, an increase of $1.5 million as compared to the prior quarter and an increase of $3.6 million from the same quarter last year. The fourth quarter of 2015 provision for credit losses included $5.4 million in specific reserves due to the deterioration of two credits, a $7.5 million commercial and industrial (C&I) credit tied directly to the oil and gas industry and a $3.9 million C&I credit to a sporting goods manufacturer.
At December 31, 2015, nonperforming loans were $50.8 million, an increase of $10.0 million from September 30, 2015 and an decrease of $4.4 million from December 31, 2014. The increase from the third quarter of 2015 was primarily related to the two aforementioned commercial credits placed into nonperforming status in the fourth quarter of 2015. Nonperforming loans as a percentage of total loans were 1.08%, 0.89% and 1.24% for the periods ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.
During the fourth quarter of 2015, net charge-offs were $3.8 million, compared to $1.4 million in the third quarter of 2015 and $1.3 million in the fourth quarter of 2014. Net charge-offs in the fourth quarter of 2015 included a $2.0 million charge-off of a previously established reserve for a manufacturing company that was classified as nonaccrual in the third quarter of 2015. There were no significant individual charge-offs in the third quarter of 2015 or fourth quarter of 2014.
The allowance for credit losses was $50.8 million at December 31, 2015, and as a percentage of total loans outstanding was 1.08%, 1.06% and 1.17% for December 31, 2015, September 30, 2015 and December 31, 2014, respectively. General reserves as a percentage of non-impaired loans were 0.94%, 0.97% and 0.97% for December 31, 2015, September 30, 2015 and December 31, 2014, respectively. The allowance for credit losses as percentage of nonperforming loans was 99.94%, 118.84% and 94.21% for December 31, 2015, September 30, 2015 and December 31, 2014, respectively.
OREO acquired through foreclosure decreased $1.1 million to $9.4 million during the fourth quarter due primarily to the sale of one OREO property during the period.
Noninterest Income
Noninterest income (excluding net securities gains (losses)) was essentially flat in the fourth quarter of 2015 as compared to the prior quarter and increased $2.2 million, or 16.2%, compared to the same quarter last year. Changes in the comparison from the prior quarter included an increase of $1.0 million due to a quarterly mark-to-market adjustment for commercial loan rate swaps, offset by decreases of $0.3 million in mortgage banking revenue, a decrease of $0.3 million in trust income and a decrease of $0.2 million in insurance and retail brokerage income. Also affecting the comparison between periods was a $0.4 million gain on the sale of a commercial loan in the third quarter of 2015. The increase from the prior-year period of $2.2 million is primarily related to an increase of $0.7 million in commercial loan swap-related fees and quarterly mark-to-market adjustments, an increase of $0.4 million in service charges on deposit accounts, an increase of $0.2 million in gain on sale of loans (primarily from mortgage banking activities) and a $0.2 million increase in insurance and retail brokerage commissions due to increased production and the acquisition of a local agency in the fourth quarter of 2014.
For the year ended December 31, 2015, noninterest income (excluding net securities gains (losses)) increased $1.2 million, or 1.9%, as compared to the same period of 2014, primarily driven by a $2.3 million increase in gain on sale of loans (most of which is the result of mortgage banking activities) and an increase of $2.0 million in insurance and retail brokerage commissions due to increased production and the insurance agency acquisition in 2014. The comparison between periods is affected by a $2.0 million gain on the sale of an OREO property in the second quarter of 2014 and a $1.2 million gain on the sale of our registered investment advisory business in the first quarter of 2014.
Noninterest Expense
Noninterest expense increased $2.9 million, or 7.1%, in the fourth quarter of 2015 from the prior quarter and decreased $4.2 million, or 8.9%, as compared to the fourth quarter of 2014. The increase as compared to the previous quarter is primarily attributable to $2.1 million in one-time severance charges related to the realignment of our consumer businesses, $0.9 million in one-time expenses related to the First Community acquisition and a $0.9 million increase in write down of assets, which includes $0.6 million related to the disposition of two former headquarter bank facilities. This was partially offset by a decrease in accrued incentive payouts of $1.9 million in the fourth quarter of 2015, which is included in salaries and employee benefits, and a $0.6 million decrease in Pennsylvania shares tax due to additional tax in the third quarter of 2015 for the resolution of a disputed tax assessment.
The decrease of $4.2 million from the prior year quarter is primarily attributable to an $8.6 million legal settlement offset by a $2.1 million external fraud loss recovery in the fourth quarter of 2014. This was partially offset by the one-time severance charge of $2.1 million, $0.9 million of acquisition-related expenses in the fourth quarter of 2015 and $0.6 million related to the disposition of two former headquarter bank facilities described above.
For the year ended December 31, 2015, noninterest expense decreased $7.3 million, or 4.3%, as compared to 2014, primarily driven by $7.3 million in IT conversion-related expenses that were incurred in the first nine months of 2014, an $8.6 million legal settlement incurred in the fourth quarter of 2014 and a decrease of $1.5 million in furniture and equipment expense compared to 2014 related to less software/hardware maintenance and programming expense post conversion. Also affecting the comparison of the periods was a $3.0 million external fraud loss recovery in the prior year period. Increases in expense compared to the year-ago period included $2.1 million in salaries and benefits due to the aforementioned severance accrual, $0.6 million in occupancy expense due to higher snow removal and utilities, $1.5 million in OREO and building write-downs and a $1.4 million increase in reserves for unfunded loan commitments, which is included in other operating expenses.
Full time equivalent staff declined to 1,265 at December 31, 2015 from 1,328 at December 31, 2014. The decrease is primarily attributable to staffing efficiencies enabled by the completion of First Commonwealth’s IT systems conversion, refinements to the branch staffing model and the closure of four branch offices in 2015, offset by the recent launch of the mortgage initiative and acquisition of an insurance agency.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 66.62% and 64.67% for the three months and year ended December 31, 2015, respectively, as compared to 78.45% and 69.23% for the three months and year ended December 31, 2014.

Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on February 19, 2016 to shareholders of record as of February 8, 2016. This dividend represents a 3.4% projected annual yield utilizing the January 26, 2016 closing market price of $8.15.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at December 31, 2015 were 12.3%, 11.3%, 9.9% and 10.0%, respectively. Current capital levels meet the fully-phased in Basel III capital requirements issued by U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the fourth quarter and full year 2015 on Wednesday, January 27, 2016 at 2:00 PM (ET). The call can be accessed by dialing (U.S toll free) 1-844-792-3645 or (International toll) 1-412-902-6636 or by accessing a webcast of the call through the company’s web page, www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately one hour following the conclusion of the conference by dialing 1-877-344-7529 and entering the replay access code #10078281. A link to the webcast replay will be accessible at www.fcbanking.com/InvestorRelations for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with, $6.6 billion in total assets, as of December 31, 2015, and 110 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, and a Corporate Banking Center in northeast Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries, First Commonwealth Bank and First Commonwealth Insurance Agency.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and their impact on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7)

political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowing and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com

###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$49,179	$47,568	$46,978	$191,941	$187,007
Provision for credit losses	6,130	4,621	2,575	14,948	11,196
Noninterest income	15,282	15,505	13,887	61,325	60,859
Noninterest expense	43,129	40,257	47,359	163,874	171,210
Net income	10,061	12,414	7,729	50,143	44,453

Earnings per common share (diluted)	$0.11	$0.14	$0.08	$0.56	$0.48

KEY FINANCIAL RATIOS

Return on average assets	0.61%	0.78%	0.48%	0.78%	0.71%
Return on average shareholders' equity	5.50%	6.86%	4.26%	6.98%	6.18%
Return on average tangible common equity (9)	7.10%	8.87%	5.48%	9.03%	7.96%
Efficiency ratio(2)	66.62%	63.83%	78.45%	64.67%	69.23%
Net interest margin (FTE)(1)	3.26%	3.25%	3.22%	3.28%	3.27%

Book value per common share	$8.09	$8.12	$7.81
Tangible book value per common share(4)	6.23	6.30	6.03
Market value per common share	9.07	9.09	9.22
Cash dividends declared per common share	0.07	0.07	0.07	$0.28	$0.28

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (5)	1.08%	0.89%	1.24%
Nonperforming assets as a percent of total assets (5)	0.92%	0.81%	0.99%
Net charge-offs as a percent of average loans (annualized)	0.32%	0.13%	0.12%
Allowance for credit losses as a percent of nonperforming loans (6)	99.94%	118.84%	94.21%
Allowance for credit losses as a percent of end-of-period loans (6)	1.08%	1.06%	1.17%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.0%	11.3%	11.3%
Tangible common equity as a percent of tangible assets(3)	8.7%	9.0%	8.9%
Leverage Ratio	9.9%	10.1%	9.9%
Risk Based Capital - Tier I	11.3%	11.5%	11.7%
Risk Based Capital - Total	12.3%	12.5%	12.8%
Common Equity - Tier I	10.0%	10.2%	10.4%
(5) - Includes held for sale loans.
(6) - Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
INCOME STATEMENT
Interest income	$52,335	$50,501	$50,420	$204,071	$202,181
Interest expense	4,086	3,816	4,267	15,595	18,501
Net Interest Income	48,249	46,685	46,153	188,476	183,680
Taxable equivalent adjustment(1)	930	883	825	3,465	3,327
Net Interest Income (FTE)	49,179	47,568	46,978	191,941	187,007
Provision for credit losses	6,130	4,621	2,575	14,948	11,196
Net Interest Income after Provision for Credit Losses (FTE)	43,049	42,947	44,403	176,993	175,811

Net securities (losses) gains	(278)	—	500	(153)	550
Trust income	1,323	1,614	1,413	5,834	6,000
Service charges on deposit accounts	4,048	4,081	3,629	15,319	15,661
Insurance and retail brokerage commissions	1,986	2,163	1,779	8,522	6,483
Income from bank owned life insurance	1,323	1,357	1,371	5,412	5,502
Gain on sale of loans	557	1,196	373	2,819	516
Gain on sale of other assets	435	444	135	1,457	4,480
Card related interchange income	3,717	3,637	3,602	14,501	14,222
Other income	2,171	1,013	1,085	7,614	7,445
Total Noninterest Income	15,282	15,505	13,887	61,325	60,859

Salaries and employee benefits	22,937	22,446	22,038	89,276	87,223
Net occupancy	3,194	3,291	3,150	13,712	13,119
Furniture and equipment (7)	2,760	2,670	2,762	10,740	17,812
Data processing	1,645	1,558	1,531	6,150	6,124
Pennsylvania shares tax	1,076	1,713	994	4,693	3,776
Advertising and promotion	692	789	607	2,638	2,953
Intangible amortization	136	157	101	605	631
Collection and repossession	597	801	813	2,826	2,754
Other professional fees and services	1,764	1,007	1,209	4,646	3,986
FDIC insurance	967	963	1,028	4,014	4,054
Litigation & Operational losses	482	314	7,059	2,119	6,786
Loss on sale or write-down of assets	1,075	140	354	3,112	1,595
Conversion related (8)	—	—	112	—	1,788
Other operating expenses	5,804	4,408	5,601	19,343	18,609
Total Noninterest Expense	43,129	40,257	47,359	163,874	171,210

Income before Income Taxes	15,202	18,195	10,931	74,444	65,460
Taxable equivalent adjustment(1)	930	883	825	3,465	3,327
Income tax provision	4,211	4,898	2,377	20,836	17,680
Net Income	$10,061	$12,414	$7,729	$50,143	$44,453

Shares Outstanding at End of Period	88,961,268	88,961,268	91,723,028	88,961,268	91,723,028
Average Shares Outstanding Assuming Dilution	88,850,049	88,813,746	91,598,411	89,356,767	93,114,654

(7) - Includes $5.6 million of accelerated depreciation expense related to the technology conversion for the twelve month period ended December 31, 2014.
(8) - Does not include accelerated depreciation expense described in Note 7.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	December 31,	September 30,	December 31,
	2015	2015	2014
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$66,644	$69,235	$72,276
Interest-bearing bank deposits	2,808	3,529	2,262
Securities available for sale, at fair value	949,512	1,104,709	1,354,364
Securities held to maturity, at amortized cost	384,324	154,035	—
Loans held for sale	5,763	4,986	2,502

Loans	4,683,750	4,575,735	4,457,308
Allowance for credit losses	(50,812)	(48,518)	(52,051)
Net loans	4,632,938	4,527,217	4,405,257

Goodwill and other intangibles	165,731	162,625	163,094
Other assets	359,170	358,413	360,530
Total Assets	$6,566,890	$6,384,749	$6,360,285

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,116,689	$1,077,234	$989,027

Interest-bearing demand deposits	86,365	70,662	81,851
Savings deposits	2,390,607	2,427,326	2,402,288
Time deposits	602,233	586,268	842,345
Total interest-bearing deposits	3,079,205	3,084,256	3,326,484

Total deposits	4,195,894	4,161,490	4,315,511

Short-term borrowings	1,510,825	1,329,794	1,105,876
Long-term borrowings	81,481	111,219	161,626
Total borrowings	1,592,306	1,441,013	1,267,502

Other liabilities	59,144	59,478	61,127
Shareholders' equity	719,546	722,768	716,145
Total Liabilities and Shareholders' Equity	$6,566,890	$6,384,749	$6,360,285

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended						For the Years Ended
	December 31,	Yield/	September 30,	Yield/	December 31,	Yield/	December 31,	Yield/	December 31,	Yield/
	2015	Rate	2015	Rate	2014	Rate	2015	Rate	2014	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(5)	$4,684,215	3.83%	$4,550,882	3.82%	$4,430,036	3.89%	$4,553,634	3.86%	$4,356,566	4.00%
Securities and interest bearing bank deposits (FTE)(1)	1,295,982	2.46%	1,248,495	2.40%	1,367,020	2.26%	1,297,788	2.45%	1,369,496	2.27%
Total Interest-Earning Assets (FTE)(1)	5,980,197	3.53%	5,799,377	3.52%	5,797,056	3.51%	5,851,422	3.55%	5,726,062	3.59%
Noninterest-earning assets	550,568		543,632		546,385		547,229		555,051
Total Assets	$6,530,765		$6,343,009		$6,343,441		$6,398,651		$6,281,113

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,507,385	0.12%	$2,504,516	0.11%	$2,475,405	0.10%	$2,509,950	0.11%	$2,502,488	0.10%
Time deposits	615,781	0.62%	659,445	0.63%	917,056	0.83%	689,247	0.68%	1,028,053	0.96%
Short-term borrowings	1,428,818	0.46%	1,232,795	0.41%	1,011,612	0.33%	1,252,531	0.40%	815,394	0.30%
Long-term borrowings	96,669	3.01%	111,285	2.78%	174,288	1.98%	119,277	2.60%	200,114	1.80%
Total Interest-Bearing Liabilities	4,648,653	0.35%	4,508,041	0.34%	4,578,361	0.37%	4,571,005	0.34%	4,546,049	0.41%
Noninterest-bearing deposits	1,097,013		1,065,204		995,508		1,052,886		964,422
Other liabilities	58,887		51,586		49,407		56,036		51,347
Shareholders' equity	726,212		718,178		720,165		718,724		719,295
Total Noninterest-Bearing Funding Sources	1,882,112		1,834,968		1,765,080		1,827,646		1,735,064
Total Liabilities and Shareholders' Equity	$6,530,765		$6,343,009		$6,343,441		$6,398,651		$6,281,113

Net Interest Margin (FTE) (annualized)(1)		3.26%		3.25%		3.22%		3.28%		3.27%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	December 31,	September 30,	December 31,
	2015	2015	2014
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$24,345	$20,220	$25,715
Troubled debt restructured loans on nonaccrual basis	12,360	8,583	16,952
Troubled debt restructured loans on accrual basis	14,139	12,024	12,584
Total Nonperforming Loans	$50,844	$40,827	$55,251
Other real estate owned ("OREO")	9,398	10,542	7,197
Repossessions ("Repo")	227	357	432
Total Nonperforming Assets	$60,469	$51,726	$62,880
Loans past due in excess of 90 days and still accruing	$2,455	$2,054	$2,619
Classified loans	86,440	81,723	67,756
Criticized loans	133,963	136,919	140,126

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.29%	1.13%	1.41%
Allowance for credit losses	$50,812	$48,518	$52,051

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$2,675	$75	$445	$10,332	$8,177
Real estate construction	8	—	(871)	(76)	(1,044)
Commercial real estate	246	528	(141)	1,309	536
Residential real estate	18	123	637	952	2,503
Loans to individuals	889	721	1,238	3,670	3,198
Net Charge-offs	$3,836	$1,447	$1,308	$16,187	$13,370

Net charge-offs as a percentage of average loans outstanding (annualized)	0.32%	0.13%	0.12%	0.36%	0.31%
Provision for credit losses as a percentage of net charge-offs	159.80%	319.35%	196.87%	92.35%	83.74%
Provision for credit losses	$6,130	$4,621	$2,575	$14,948	$11,196

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	December 31,	September 30,	December 31,
	2015	2015	2014
Tangible Equity:
Total shareholders' equity	$719,546	$722,768	$716,145
Less: intangible assets	165,731	162,625	163,094
Tangible Equity	553,815	560,143	553,051
Less: preferred stock	—	—	—
Tangible Common Equity	$553,815	$560,143	$553,051

Tangible Assets:
Total assets	$6,566,890	$6,384,749	$6,360,285
Less: intangible assets	165,731	162,625	163,094
Tangible Assets	$6,401,159	$6,222,124	$6,197,191

(3)Tangible Common Equity as a percentage of
Tangible Assets	8.65%	9.00%	8.92%

Shares Outstanding at End of Period	88,961,268	88,961,268	91,723,028
(4)Tangible Book Value Per Common Share	$6.23	$6.30	$6.03

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Average Tangible Equity:
Total shareholders' equity	$726,212	$718,178	$720,165	$718,724	$719,295
Less: intangible assets	164,222	162,709	160,724	163,206	160,634
Tangible Equity	561,990	555,469	559,441	555,518	558,661
Less: preferred stock	—	—	—	—	—
Tangible Common Equity	$561,990	$555,469	$559,441	$555,518	$558,661

(9)Return on Average Tangible Common Equity	7.10%	8.87%	5.48%	9.03%	7.96%